For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI, Inc. Reports Second Quarter and Six Month 2006 Results

Saddle River, New Jersey (August 1, 2006). PDI, Inc. (NASDAQ: PDII) a contract sales and marketing services provider to the pharmaceutical industry, today announced its second quarter and six month 2006 results.

Continuing Operations
Results from continuing operations were:

Revenue - The decline in revenue for the second quarter and six months in 2006 compared to 2005 was primarily attributable to the scaling down, completion or termination of certain contracts in the Company’s Sales Services segment, including the previously announced termination of a major contract as of April 30, 2006. New contracts and expanded business with existing clients in this segment partially offset these declines. Overall revenue in the Marketing Services segment declined in the second quarter and six months of 2006 despite increased Pharmakon revenue.

Gross profit - Lower revenue reduced gross profit for the second quarter and six months in 2006. In addition, gross profit and the gross profit percentage were negatively impacted by approximately $1.2 million in connection with start up costs for a new contract sales engagement with a major pharmaceutical company announced on May 11, 2006 and approximately $1.4 million due to a delay in revenue recognition on a contract sales engagement because of uncertainty regarding collection. Offsetting these effects and despite lower revenue, gross profit attributable to the major contract terminated in the second quarter was higher in the second quarter and six months of 2006 compared to 2005.

Operating Expenses - Total operating expenses for the second quarter and six months of 2005 included a $2.8 million charge for the write-down of a sales force automation system and a $0.8 million reserve established for an outstanding loan. Operating expenses for the six month period in 2005 also included severance expenses of $1.3 million. Net legal expenses in the second quarter of 2006 were $1.8 million higher than 2005 primarily because of a $2.1 million litigation settlement received last year. Net legal expenses were $0.7 million lower for the six months of 2006 compared to 2005 due to lower outside counsel expenses, the receipt of additional amounts for the litigation settlement and reversal of litigation reserves.

Discontinued Operations - As previously announced, the Company discontinued its Medical Device and Diagnostics (MD&D) business unit, which included its InServe business, during the second quarter of 2006. All prior periods have been adjusted to reflect this business unit as a discontinued operation. Income from discontinued operations, net of taxes, for the second quarter were $0.2 million in 2006 and $0.1 million in 2005; and for the six months, were $0.4 million in 2006 and $0.2 million in 2005.

Liquidity and Cash Flow

Cash and short-term investments at June 30, 2006 was $107.2 million. Cash flow from operations for the second quarter was $6.9 million and $11.8 million for the first six months of 2006.

CEO Commentary

Mr. Michael Marquard, PDI’s CEO stated, “I am very pleased to be leading PDI and its excellent people. I have spent over thirty years in pharmaceutical sales and marketing and I know PDI is recognized as an outstanding provider of contract sales and marketing services. As I assume this responsibility, I want to take this opportunity to thank Larry Ellberger for his leadership as interim CEO. Larry made a significant contribution to PDI in his tenure and has helped us prepare for the challenges and opportunities ahead. Larry will be leaving PDI effective August 4, 2006 and we wish him all the best in his future endeavors.’’

“My management team and I are committed to delivering improved results. Revenue is currently not sufficient to generate acceptable profitability. In the short term, our priorities are to support our strengthened business development activities in order to generate top line growth and to continue to control costs. We intend to focus on the actions necessary to re-establish our leadership position within the contract sales industry, to grow our marketing services businesses and to deliver improved shareholder value. We are actively developing a strategic plan that will define our specific actions going forward.”

“We believe PDI is in a position to benefit from the use of our services by large pharmaceutical companies and from the growing number of emerging pharmaceutical companies that are seeking turnkey sales and marketing solutions. Efficient, flexible and cost effective sales and marketing services will continue to be critical as large and emerging pharmaceutical companies commercialize their products in a heavily managed marketplace. PDI has an excellent reputation of providing top quality sales and marketing services.”

Conference Call Information

PDI will conduct a briefing of its results via conference call and webcast on Wednesday, August 2, 2006 at 9:00 AM eastern time. The webcast of the event will be accessible through the Investor Relations section of PDI’s website, www.pdi-inc.com. The webcast will be archived on the website for future on-demand replay.

For those without internet access, the briefing can be accessed by dialing 1-877-423-4030 and asking for the PDI’s Second Quarter 2006 Financial Results Call. The call play back will be available for two weeks by calling 1-800-642-1687 and entering the call number 2834195.

About PDI

PDI, Inc. (NASDAQ: PDII) is a contract sales and marketing services provider to the pharmaceutical industry offering a comprehensive set of outsourced solutions for established and emerging pharmaceutical companies. PDI is dedicated to maximizing the return on investment for its clients by providing strategic flexibility; sales, marketing, and commercialization expertise; and a philosophy of performance.

Headquartered in Saddle River, NJ, PDI’s sales and marketing services include our Performance Sales Teams™, which are dedicated teams for specific clients, and Select Access™, our targeted sales solution that leverages an existing infrastructure. PDI also offers marketing research and consulting services through TVG in Dresher, PA, and medical communications services through Pharmakon in Schaumburg, IL. In addition, PDI is a high quality provider of ACCME-accredited continuing medical education through Vital Issues in Medicine (VIM ®) in Dresher, PA. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to maintaining the industry’s highest quality employees.

For more information, visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, the termination of or material reduction in the size of any of our customer contracts, the loss by our clients of intellectual property rights, our ability or inability to secure new business to offset the recent loss of the AstraZeneca program and the terms of any replacement business we secure, changes in our operating expenses, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves PDI has taken, the financial viability of certain companies whose debt and equity securities we hold, the outcome of certain litigations, PDI's ability to implement its current business plans, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Amended Annual Report on Form 10-K/A for the year ended December 31, 2005, and PDI's periodic reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2006. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2006 (unaudited)	December 31, 2005
ASSETS		
Current assets:		
Cash and cash equivalents	$ 56,302	$ 90,827
Short-term investments	50,864	6,807
Accounts receivable, net of allowance for doubtful accounts of $948 and $778, respectively	24,277	27,148
Unbilled costs and accrued profits on contracts in progress, net of allowance for unbilled receivable of $642 and $0, respectively	4,260	5,974
Income tax receivable	5,021	6,292
Other current assets	11,756	14,078
Total current assets	152,480	151,126
Property and equipment, net	14,594	16,053
Goodwill	13,612	13,112
Other intangible assets, net	16,591	17,305
Other long-term assets	3,513	2,710
Total assets	$ 200,790	$ 200,306
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$ 2,442	$ 5,693
Income taxes payable	7,368	6,805
Unearned contract revenue	16,157	12,598
Accrued incentives	12,236	12,028
Accrued payroll and related benefits	6,846	7,556
Other accrued expenses	12,735	20,016
Total current liabilities	57,784	64,696
Stockholders' equity:		
Preferred stock, $.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value; 100,000,000 shares authorized; 15,094,888 and 14,947,771 shares issued, respectively; 14,076,882 and 13,929,765 shares outstanding, respectively	151	149
Additional paid-in capital	118,307	118,325
Retained earnings	37,699	31,183
Accumulated other comprehensive income	63	71
Unamortized compensation costs	-	(904)
Treasury stock, at cost (1,018,006 shares)	(13,214)	(13,214)
Total stockholders' equity	$ 143,006	$ 135,610
Total liabilities & stockholders' equity	$ 200,790	$ 200,306